Exhibit 99.1
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                             UNITED-GUARDIAN REPORTS
                              FIRST QUARTER RESULTS

Hauppauge, NY, May 8, 2006 - United-Guardian, Inc. (AMEX:UG) today reported the results for the first quarter of 2006. After-tax earnings for the quarter were $621,985 ($.13 per share) compared to $855,717 ($.17 per share) for the first quarter of 2005. Sales for the quarter were $2,864,797 compared to $3,880,117 last year.

Ken Globus, President of United-Guardian, stated "While we certainly would have liked to have reached last year's record sales level, it was not surprising that we didn't, since sales in the first quarter of last year were unusually strong due to two factors. The most important was a price increase for our pharmaceutical products that went into effect on March 1st of last year, which resulted in unusually strong sales of those products just prior to the price increase. The other factor was an increase in shipments in January of 2005 that resulted from some customers requesting that we not ship product to them until after the end of 2004. However, if you look at last year as a whole, we averaged $.13 per quarter in earnings, so we are exactly in line with last year's earnings results. We are certainly hopeful that with at least one new product launch taking place this year, the further expansion of our new paraben-free product line, and our expectation of an expanding market for our products in Eastern Europe, that our sales will increase as the year progresses."

United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products.


                                                 Contact:   Robert S. Rubinger
                                                            Public Relations
                                                            (631) 273-0900


NOTE: This press release contains both historical and "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company's expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the "safe harbor" provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company's business please refer to the company's reports and filings with the Securities and Exchange Commission.

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                       RESULTS FOR THE FIRST QUARTER ENDED
                        MARCH 31, 2005 and MARCH 31, 2004


                                                3 Months Ended
                                                   March 31
                                                --------------
                                             2006                2005
                                          ---------           ---------
Revenue:                                $ 2,864,797         $ 3,880,117

Costs and expenses:                       1,993,735           2,437,460

   Income from operations:                  871,062           1,442,657

Other (loss) income:                         80,423             (47,940)

   Income before income taxes:              951,485           1,394,717

Provision for income taxes:                 329,500             539,000

   Net income:                          $   621,985          $  855,717

Earnings per share (Basic and Diluted): $       .13          $      .17


Additional financial information can be found at the company's web site at www.u-g.com.